Exhibit 99.1

For Immediate Release

Contacts:
The Musicland Group, Inc.
Communications Department
(952) 931-8727

Best Buy Co., Inc.
Media contact: Lisa Hawks, Director of Public Relations
(612) 291-6150 or lisa.hawks@bestbuy.com

Investor contacts: Jennifer Driscoll, V.P. of Investor Relations
(612) 291-6110 or jennifer.driscoll@bestbuy.com
or Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

An Affiliate of Sun Capital Acquires
Musicland from Best Buy Co., Inc.

BOCA RATON, FLA., June 16, 2003 – Sun Capital Partners Inc., and Best Buy Co., Inc. (NYSE: BBY), today announced that an affiliate of Sun Capital has acquired all of the capital stock of The Musicland Group, Inc., the nation’s leading specialty retailer of home entertainment software products. In exchange for the stock, Sun Capital acquired all of Musicland’s liabilities, including lease obligations, and paid no cash consideration. The transaction included all Musicland operating assets, except for the distribution center in Franklin, Ind., which Best Buy continues to operate. In connection with the sale, Sun Capital said it will purchase transition support services from Best Buy for up to one year, until Musicland is able to develop long-term solutions.

The Musicland Group, Inc., was a wholly owned, indirect subsidiary of Best Buy, North America’s leading specialty retailer of technology and entertainment products. Musicland operates approximately 1,100 U.S. stores under three trade names: Media Play, Sam Goody and Suncoast.  Best Buy announced in March that it intended to pursue a sale of its interest in Musicland in order to concentrate on its core business and assets as part of its strategic plan.

Sun Capital Partners is a private investment firm based in Boca Raton, Fla., focused on leveraged buyouts of market-leading companies. Since its inception in 1995, Sun Capital has invested in more than 50 companies with combined sales in excess of $7 billion, including retail and catalog firms Wickes Furniture Companies, Bruegger’s Bagels, Miles Kimball, The Mattress Firm and Nationwide Mattress and Furniture Warehouse.

“Musicland is the nation’s leading entertainment software retailer with a strong, experienced management team and more than 10,000 dedicated, knowledgeable employees,” said Jason Neimark, principal of Sun Capital. “We’re excited to build on Musicland’s long-standing vendor relationships, loyal customer base and technological infrastructure.”

“We are pleased to join the Sun Capital organization. We are energized by Sun Capital’s record of restoring companies to profitability within its first year of ownership,” said Connie Fuhrman, who remains president of Musicland. “The sale is positive news for our employees, customers and vendors.”

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a private investment firm based in Boca Raton, Fla., focused on leveraged buyouts of market leading companies. Since its inception in 1995, Sun Capital has invested in more than 50 companies with combined sales in excess of $7 billion.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Hi-Fi (MagnoliaHiFi.com). The Company’s subsidiaries reach consumers through nearly 700 retail stores in the United States and Canada.

# # #